Exhibit 99.3

Bonnie K. Wachtel
1101 Fourteenth St., NW
Washington, DC 20005
202-898-1144

DRAFT - Undated/Unsigned

Board of Directors

Integral Systems, Inc.

Gentlemen:

Let me take this opportunity to place on record my concerns regarding the Special Committee comprising my colleagues on the Audit Committee, Messrs. Laiti and McComas, formed on November 2, 2005. The Committee was ostensibly created to respond to my October memo raising corporate governance issues. Although my colleagues have obtained legal counsel regarding the criminal charges against Mr. Chamberlain, the corporate governance issues have not been addressed to my satisfaction, or I believe to the satisfaction of a reasonable observer. Indeed, rather than addressing these issues, in many ways the Committee embodies them.

As you know, I voted against formation of the Committee, because first, Messrs. Laiti and McComas are not independent with respect to the corporate governance issues (as my October memo states, I believe they have been too deferential to management; this letter elaborates on that observation) and second, since the company had no such independent directors, these matters should have been pursued through the entire Audit Committee (i.e. including me). I did not make this suggestion based on the illusion that I could out-vote these two gentlemen on any matter, but rather as an invitation for them to signal change of their attitude on corporate governance issues to one more like my own.

By November 2nd, when the Committee was formed, it was obvious they had not made that change. In addition to excluding me from the Committee, this was evident from the fact that (1) my memo to the Audit Committee, marked Confidential, had been divulged to management; (2) proposed counsel to the Committee was a former (now current) counsel to the Company; and (3) I was not consulted on any aspect of the Committee before it was formally brought to a vote. In addition, because the contents of my memo had been provided to management, I did not feel that I could, in good conscience, provide the Committee with the names of other witnesses who might be subject to retaliation by Mr. Chamberlain. This was known to the Committee at the time it was formed.

Most important, the Committee prominently failed to address the corporate governance condition most lacking at Integral Systems: a culture on the Board in which directors needn’t fear reprisal for assertively doing their job. I am, of course, referring to my own situation, where I have been invited to resign based on facts which I believe perfectly fit that description.

Let me be clear about my comments regarding my fellow directors, Messrs. Laiti and McComas. I do not question the motives or legal sufficiency of their actions. However, I seriously disagree with their judgment. The difference between us, in Board actions, I believe can be largely described as follows: I favor a more active, inquiring approach (including outside the Boardroom), while their approach is more passive; and I favor a more critical stance, including a willingness to vote against management, whereas my colleagues place a higher value on harmony. Of course, every director must make a series of fine judgments and do the job in their own way, and no two individuals will be the same. However, when more passive, deferential non-owner directors suggest that a more active, critical shareholder-director should resign – solely at the behest of management, and a management behaving in a highly unorthodox fashion – I believe that is a problem. Moreover, in my opinion, this isn’t just another corporate governance question, but rather the principal corporate governance issue confronting public companies today.

To elaborate, directors are human and respond to incentives, and generally enjoy their jobs or they wouldn’t hold them in the first place. Virtually any director, therefore, will conform their behavior –absent legal misconduct – to the implicit standard necessary to retain a seat on the Board. Therefore, if the standard is that the CEO will determine through his own actions what constitutes “healthy” and “unhealthy” tension on the Board; that he has the perogative to seek any director’s resignation or replacement; or that he can shut down or reschedule discussion of any matter not to his liking, communication on the Board (not to mention the willingness to dissent) inevitably will be chilled. This is a pretty good description of the atmosphere at Integral Systems for the past nine months, which I believe has had a seriously negative effect on the Board.

Consider, for example, as illustration of these comments, the following list of actions taken by directors and/or management, each of which raises a corporate governance issue. In each instance, I have indicated my own reaction, and where relevant, contrasted that of Messrs. Laiti and McComas. (Note that this is only a list from the prior nine months.)

1. Repurchase of Securities. As recently as November 18, management informed the Board that it was re-instituting the buyback. I replied by return e-mail that there were fairly obvious reasons why the company shouldn’t buy stock at this time, an opinion in which counsel later concurred. This is perhaps a minor incident, but one which reflects the attitude on the part of management –heavily on display this year – that they alone know best. Had I not replied to the e-mail and had the purchase orders been closer to the prevailing market, the company might well have been buying stock in violation of the securities laws.

2. Compensation. I find it rather strange when a company’s bonus plan is announced at a management retreat (September l4) six weeks before it’s shown to the Board (I received my copy October 28 with a transmittal memo dated October 9, in an envelope postmarked October 24). Note this is about a month after the fiscal year had ended. Note also that it’s difficult to make comments on a plan (as opposed to revising the individual bonuses) when it’s first discussed in a telephone meeting held about a week before the fully accrued bonuses must be finalized.

And speaking of that plan, it marked a serious change from prior practice because of the substitution of increased bonuses for options. The report of the Compensation Committee in last year’s proxy statement, on the subject of options, had the following to say: “Stock options are a fundamental element in the Company’s executive compensation program because they emphasize long-term Company performance, as measured by creation of shareholder value, and foster a commonality of interest between stockholders and employees.” If our new plan meets any of this criteria (long-term rather than short-term, with a focus on shareholders) I don’t understand how. If stock options must go, I would have preferred that the committee consider other alternatives than just increasing the bonus plan.

Finally, with respect to the Board’s reaction to these issues, I at least tried to have a discussion of them at the August 3rd meeting, but was stopped by Mr. Chamberlain’s insistence that accelerated vesting of options be dealt with as a preliminary matter. Management was apparently unhappy with my desire to move final consideration of that issue to another meeting, apart from senior staff. Based on my experience this year, greater Board control of compensation policy, in a confidential setting, should be a priority. This was not addressed by the Special Committee

3. Minutes of Meetings. After my October memo was provided to management, I began receiving communications with a description of events that were strangely at odds with events as I had described them. For example, my memo notes that the Board had not been sent, in a timely manner, the Lumistar earn-out projections. Suddenly I received them, with a note that they “might have” been sent out earlier! Minutes of the discussion on compensation at the August 3rd meeting does not describe the discussion I recall. It states that a “brief” discussion was held of the four related items, but makes no note of Mr. Chamberlain’s admonition as to why that discussion could not proceed. Fortunately, I have Mr. McComas on record that my October memo is factually accurate with respect to the incidents, such as this meeting, as to which he had personal knowledge.

4. Standards for Retention of a Director. After Mr. Chamberlain’s initial call to me in March 2005, inviting my resignation, my colleagues spent time at the company discussing this matter. I appreciate their effort in this regard. Had the roles been reversed, however, I would have listened to management, then listened to the targeted director, and evaluated the claim that this incident reflected bad judgment on the CEO’s part, or worse, an effort to rid himself of a director who was appropriately inquisitive and critical. The disappointing failure of my colleagues to systematically consider my response — or even read the memorandum that I offered on this subject — perfectly reflects their view that it didn’t much matter what I had said or done (or Mr. Chamberlain for that matter) because the CEO would decide who sits on the Board. In August, when management renewed the suggestion that I leave, this attitude was again reflected in Messrs. Laiti and McComas joining in that suggestion. Had the roles been reversed, I would definitely not have taken this action.

5. Mr. Chamberlain’s Criminal Charges. When I first surfaced these charges to my colleagues on August 17, we all agreed to investigate. However, it is my impression that when Tom Gough informed my colleagues that the charges were misdemeanors and Mr. Chamberlain was pleading not guilty, there was no effort to look further (i.e. obtaining documents or speaking to counsel). In contrast to this passive approach, I believe the Board and shareholders only know of these charges today because of contacts I developed and questions I asked. The Special Committee would not have been formed were it not for documents I obtained, and a memorandum I wrote.

6. Lumistar Acquisition. After the experience with RT Logic, the Board should have had a discussion on the earn-out, even if the deal would not have changed. I tried to raise the topic on August 3rd, but again was shut down by Mr. Chamberlain. This reflects the chilling effect on the Board – it’s rather difficult to press an issue while working under the impression that anything said that isn’t to this gentleman’s liking will prompt an attempted eviction (which soon after took place).

7. Confidentiality of Employee Complaints. I’m very disappointed that Mr. Laiti divulged my confidential memorandum addressed to the Audit Committee, which indirectly quotes executives of RT Logic, to Integral executives. Again, I do not question my colleague’s motives, but must observe that this action reflects, in my opinion, a deep identification with company management. I do not know how any employee could have confidence communicating with these directors if they knew of this attitude, which I believe they currently suspect. Indeed, the failure of my colleagues to recognize the value of my relationship with employees, developed through years of informal conversation in uncontrolled settings, is perhaps the most disappointing result of the Special Committee.

In contrast, were I to continue on the Board, I would establish rock solid open lines of communication with all employees, with a promise of no retaliation towards any who wished to advance a complaint.

And further in this connection, let me request, in the strongest possible terms, that the Board take action to ensure that no retaliation take place against any employee who chooses to testify against Mr. Chamberlain at his upcoming trial.

I respectfully submit that the deferential attitude of Messrs. Laiti and McComas with respect to the matters cited above has supported a culture of misplaced arrogance on the part of Integral staff. This extends to the entire constellation of recent concerns, including the willingness to hold back information regarding Mr. Chamberlain’s criminal charges. I must seriously question if my colleagues can or will implement any meaningful change, given the depth of their pro-management inclinations. As I have said many times, if they won’t stand up to management about me, why should they stand up about anything else.

On the basis of these and other concerns, which I have elaborated in other correspondence, my principal recommendation to the Board is that an investment banker be retained to evaluate the company for sale.

Please make this letter available to any interested shareholder, as well as my correspondence to the Board dated January 4, 2006. Thank you.

Sincerely,

Bonnie K. Wachtel

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